N E W S                                      CONTACT:  Raymond A. Cardonne
                                                       Chief Financial Officer

about                                        Tel:      201-585-0600

                                             Fax:      201-585-2020

[REFAC OPTICAL GROUP GRAPHIC OMITTED]        Web site: www.refac.com



              REFAC OPTICAL GROUP ANNOUNCES ANTICIPATED DEPARTURE
                              OF ROBERT L. TUCHMAN


Fort Lee, New Jersey (November 30, 2006) - Refac Optical Group (AMEX: REF) today announced that its employment agreement with Robert L. Tuchman, its Senior Vice President and General Counsel, will terminate on December 31, 2006, and will not be renewed. In addition, Mr. Tuchman has resigned from the Company's Board of Directors.

Commenting on his resignation, Mr. Tuchman said, "I have enjoyed my time as an officer and director of Refac, but now plan to pursue other options. I wish my fellow Board members and management continued success in the future."

Clark Johnson, the Chairman of Refac's Board, said, "The Board of Directors and I want to acknowledge and express our appreciation for Bob's many contributions during his tenure as an officer and director of the Company. Bob has dedicated substantial time and effort to the Company. We will miss him and wish him the best in his future endeavors."

The Company has entered into an agreement with Mr. Tuchman regarding his departure. Further information is included in the Current Report on Form 8-K filed today.

About Refac Optical Group
Refac Optical Group, a leader in the retail optical industry and the sixth largest retail optical chain in the United States, operates 531 retail locations in 47 states and Canada, consisting of 508 licensed departments, five freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 508 licensed departments, 349 are located at JCPenney stores, 63 at Sears, 25 at Macy's department stores, 28 at Boscov's department stores, and 30 at The Bay. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

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